                                 EXHIBIT 10.37
                          COMMERCIAL LEASE AGREEMENT



                         DALLAS/FORT WORTH REAL ESTATE
                      INVESTMENTS #1 LIMITED PARTNERSHIP
                                  (LANDLORD)


                                      AND


                             PEERLESS GROUP, INC.
                                   (TENANT)




                             PROJECT:  ENTERPRISE

                               BUSINESS CENTER

                           LOCATION:  ALLEN, TEXAS

                              TABLE OF CONTENTS
                              -----------------


                                                                       Page No.
                                                                       --------
1.   PREMISES, TERM, AND INITIAL IMPROVEMENTS........................      1
2.   BASE RENT, SECURITY DEPOSIT AND ADDITIONAL RENT.................      1
3.   TAXES...........................................................      2
4.   LANDLORD'S MAINTENANCE..........................................      3
5.   TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.....................      3
7.   SIGNS...........................................................      4
8.   UTILITIES.......................................................      4
9.   INSURANCE.......................................................      4
10.  CASUALTY DAMAGE.................................................      5
11.  LIABILITY, INDEMNIFICATION......................................      5
12.  USE.............................................................      6
13.  INSPECTION......................................................      6
14.  ASSIGNMENT AND SUBLETTING.......................................      6
15.  CONDEMNATION....................................................      7
16.  SURRENDER OF PREMISES; HOLDING OVER.............................      7
17.  QUIET ENJOYMENT.................................................      8
18.  EVENTS OF DEFAULT...............................................      8
19.  REMEDIES........................................................      8
20.  LANDLORD'S DEFAULT..............................................      9
21.  MORTGAGES.......................................................      9
22.  ENCUMBRANCES....................................................     10
23.  MISCELLANEOUS...................................................     10
24.  NOTICES.........................................................     11
25.  HAZARDOUS WASTE.................................................     11
26.  CONDITIONS TO LANDLORD'S OBLIGATIONS............................     12
27.  LANDLORD'S LIEN.................................................     12
28.  ROOFTOP EQUIPMENT...............................................     12
29.  EXHIBITS........................................................     12

                             LIST OF DEFINED TERMS
                             ---------------------


                                                                        Page No.
                                                                        --------
Additional Work.......................................................    B-2
Affiliate.............................................................     10
Base Rent.............................................................      1
Building..............................................................      1
Building's Structure..................................................      3
Claimant..............................................................      9
Commencement Date.....................................................      1
Election Notice.......................................................    C-1
Environmental Law.....................................................     11
Event of Default......................................................      8
Fair Market Rental Rate...............................................    C-1
Financial Conditions..................................................      1
Force Majeure Delay Days..............................................    B-1
Force Majeure Event...................................................     10
GAAP..................................................................      1
Hazardous Substances..................................................     11
HVAC System...........................................................      3
Improvements..........................................................    B-1
including.............................................................     10
Interior Drawings.....................................................    B-1
Interior Improvements.................................................    B-1
Land..................................................................      1
Landlord..............................................................      1
Landlord's Assessment.................................................    C-1
Landlord's Mortgagee..................................................      9
Law...................................................................     10
Laws..................................................................     10
Lease.................................................................      1
Lease Year............................................................    B-3
Legal Requirements....................................................      4
Loss..................................................................      5
Mortgage..............................................................      9
MSDS..................................................................     11
Objection Notice......................................................    C-1
Operating Expenses....................................................      2
Outline Specifications................................................    B-1
Permitted Activities..................................................     11
Permitted Materials...................................................     11
Permitted Transferee..................................................      6
Premises..............................................................      1
Primary Lease.........................................................      9
Removable Item........................................................      4
rent..................................................................      2
Repair Period.........................................................      5
Rooftop Equipment.....................................................     12
Security Deposit......................................................      1
Shell Building........................................................    B-1
Shell Building and the Interior Improvements..........................    B-1
Shell Plans...........................................................    B-1
Substantial Completion................................................    B-1
Taking................................................................      7
Tangible Net Worth....................................................      1
Tenant................................................................      1
Tenant Delay Days.....................................................    B-1
Tenant Party..........................................................     10
Tenant's Financial Statements.........................................      1
Term..................................................................      1
Termination Date......................................................    B-1
Transfer..............................................................      6
Twelve-Year Mortgage Money Rate.......................................    B-2
Vacation Date.........................................................      6

                               LEASE AGREEMENT
                               ---------------


     This Lease Agreement (this "LEASE") is entered into by DALLAS/FORT WORTH ----- REAL ESTATE INVESTMENTS #1 LIMITED PARTNERSHIP, a Texas limited partnership ("LANDLORD"), and PEERLESS GROUP, INC., a Delaware corporation ("TENANT"). -------- ------

      1.  PREMISES, TERM, AND INITIAL IMPROVEMENTS.
          ----------------------------------------

          (a) Landlord leases to Tenant, and Tenant leases from Landlord, the real property described on Exhibit A (the "PREMISES"), which includes the --------- -------- approximately 82,600 square foot building (the "BUILDING") to be constructed on -------- the real property described on Exhibit A (the "LAND"), subject to the terms and --------- ---- conditions in this Lease.

          (b) The Lease term shall be 180 months, beginning on the Commencement Date (defined below) (the "TERM", which defined term shall include all ---- renewals and extensions of the Term); however, if the Commencement Date is not the first day of a calendar month, then the Term shall end on the last day of the 180-month period that begins with the first day of the first full calendar month of the Term. The "COMMENCEMENT DATE" shall be the date on which ----------------- Substantial Completion occurs, except as provided in the last sentence of Section 1.(d) of Exhibit B and the penultimate sentence of Section 3 of Exhibit --------- ------- B. Following the Commencement Date, Landlord and Tenant shall execute an - instrument specifying the Commencement Date and the expiration date of the Term.

          (c) Landlord shall construct the Building in substantial accordance with the plans and specifications referenced on Exhibit B. Upon Substantial --------- Completion, Tenant shall move into and occupy the Premises. By occupying the Premises, Tenant shall have accepted the Premises in their condition, subject to completion of any punch-list items relating to the Interior Improvements and Additional Work (defined in Exhibit B), and subject to Landlord's maintenance --------- and repair obligations as specifically set forth herein.

      2.  BASE RENT, SECURITY DEPOSIT AND ADDITIONAL RENT.
          -----------------------------------------------

          (a) Tenant shall pay to Landlord "BASE RENT", in advance, without --------- demand, deduction or set off, except as otherwise specifically provided herein, equal to the following amounts for the following intervals:


     TIME PERIOD           ANNUAL BASE RENT RATE          MONTHLY BASE RENT
                                       PER RENTABLE SQUARE FOOT
Months 1 through 60              $12.22              $ 84,114.33
Months 61 through 120            $14.06              $ 96,779.67
Months 121 through the           $16.18              $111,372.33 expiration date

The first monthly installment of Base Rent shall be due on the date hereof; thereafter, monthly installments of Base Rent shall be due on the first day of each calendar month following the Commencement Date. If the Term begins on a day other than the first day of a month or ends on a day other than the last day of a month, the Base Rent and additional rent under Section 2.(c), for such partial month shall be prorated.

          (b) Tenant shall deposit with Landlord on the date hereof $98,982.33 (the "SECURITY DEPOSIT"), which shall be held by Landlord to secure Tenant's ---------------- obligations under this Lease; however, the Security Deposit is not an advance rental deposit or a measure of Landlord's damages for an Event of Default (defined below). Landlord may use any portion of the Security Deposit to satisfy Tenant's unperformed obligations hereunder, without prejudice to any of Landlord's other remedies. If so used, Tenant shall pay Landlord an amount that will restore the Security Deposit to its original amount upon request. In connection with any waiver of a Tenant default or modification of this Lease, Landlord may require that Tenant provide Landlord with an additional amount to be held as part of the Security Deposit. The Security Deposit shall be Landlord's property. The unused portion of the Security Deposit will be returned to Tenant within a reasonable time after the end of the Term, provided that Tenant has fully and timely performed its obligations hereunder throughout the Term. Notwithstanding the foregoing, if no Event of Default has occurred, then after the commencement of the sixth year of the Term, Landlord shall return the Security Deposit to Tenant within 30 days after Landlord's receipt of Tenant's audited financial statements (such audited financial statements are herein called "TENANT'S FINANCIAL STATEMENTS") for the immediately preceding ----------------------------- fiscal year prepared in accordance with generally accepted accounting principles ("GAAP") verifying the following financial conditions are satisfied (the ---- "FINANCIAL CONDITIONS"): (1) Tenant's then-current Tangible Net Worth -------------------- (hereinafter defined) exceeds $10,000,000 and (2) the ratio of Tenant's current assets minus inventory to current liabilities (contingent or otherwise) is not greater than 1.4 to 1. As used herein, "TANGIBLE NET WORTH" shall mean the ------------------ excess of total assets over total liabilities (in each case, determined in accordance with GAAP) excluding from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. If the initial Security Deposit has been returned as provided above, Tenant shall deposit $98,982.33 with Landlord as a Security Deposit on the earlier to occur of the following (A) the occurrence of an Event of Default, (B) the Financial Conditions for any subsequent year during the Term are not met, or (C) at least eight months before the expiration of the Term, which shall be held and applied by Landlord as provided in this Section 2.(b). After the fifth year of the Term, within 90 days after the end of each year during the Term Tenant shall deliver to Landlord Tenant's Financial Statements.

          (c) Tenant shall pay, as additional rent, all costs incurred in owning, managing, operating and maintaining the Premises and the facilities and services provided for the use of Tenant (collectively, "OPERATING EXPENSES"), ------------------ including the following items: (1) Taxes (defined below) and the reasonable cost of any tax consultant employed to assist Landlord in determining the fair tax valuation of the Premises; (2) the cost of insurance maintained by Landlord with respect to the Premises and its ownership thereof (including commercial liability insurance premiums, all risk or fire extended coverage premiums and amounts not covered by insurance because the amount of the loss falls within the deductible amounts under such insurance policies); and (3) the cost of repairs, replacement, management fees (not to exceed 2.7% of annual gross rent) and expenses, landscape maintenance and replacement, security service (if requested by Tenant and provided), sewer service (if provided), and trash service (if provided); (4) maintenance of the Building's fire sprinkler system; (5) alterations, additions, and improvements made by Landlord to comply with Law (defined below) promulgated after the date hereof; and (6) cost of termite control. No management, administrative or similar expenses or fees, other than those set forth in clause (3) above, shall be included as Operating Expenses. Additional rent under this Section 2.(c) shall be payable by Tenant to Landlord in monthly installments equal to 1/12 of Landlord's estimate of the annual Operating Expenses. The initial monthly payments are based upon Landlord's estimate of the Operating Expenses for the year in question, and shall be increased or decreased annually to reflect the projected actual Operating Expenses for that year. Within 90 days after each calendar year or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant a statement setting forth the actual Operating Expenses for such year. If Tenant's total payments in respect of Operating Expenses for any year are less than the Operating Expenses for that year, Tenant shall pay the difference to Landlord within 30 days after Landlord's written request therefor; if such payments are more than such Operating Expenses, Landlord shall retain such excess and credit it against Tenant's next accruing installments of Base Rent, or if the Term has expired or will expire before the credit is given, then Landlord shall pay such amount to Tenant within 30 days after the amount has been determined. Operating Expenses shall not include the following: (A) any costs for interest, amortization, or other payments on loans to Landlord; (B) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building; (C) rents under ground leases; (D) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord's interests in the Premises; and (E) any costs or expenses incurred by Landlord in fulfilling its maintenance and repair obligations with respect to the Building's Structure as provided in Section 4.(a). There shall be no duplication of costs for reimbursements in calculating Operating Expenses. The amounts of the initial monthly installments of Base Rent and Operating Expenses (and the portion thereof attributable to Taxes) are as follows:

Base Rent (Section 2.(a))............................  $84,114.33
Operating Expenses, excluding Taxes (Section 2.(c))..  $ 6,263.83
Taxes (Sections 2.(c) and 3.(a)).....................  $ 8,604.17
                                                       ----------
  Total initial monthly payment......................  $98,982.33
                                                       ==========

     The first monthly installments of additional rent under Section 2.(c) shall be due on the date hereof; thereafter, monthly installments of such additional rent shall be due on the first day of each calendar month following the Commencement Date.

          (d) If any payment required of Tenant under this Lease is not paid when due, Landlord may charge Tenant a fee equal to 5% of any delinquent payment that is not paid to Landlord within five days after Landlord has delivered to Tenant written notice of such delinquency; however, if Landlord has notified Tenant of a delinquency twice during the 12-month period before the delinquent payment in question, Landlord may charge Tenant such 5% fee immediately without delivering to Tenant notice that it failed to make such payment when due.

          (e) All payments and reimbursements required to be made by Tenant under this Lease shall constitute "RENT" (herein so called) and shall be ---- payable without demand, deduction or set off, except as otherwise specifically provided herein.

          (f) Tenant may, after giving Landlord 30-days' prior written notice thereof, inspect or audit Landlord's records relating to Operating Expenses for any year during the Term; however, if Tenant fails to deliver such notice within two months after Landlord has delivered to Tenant a statement setting forth the Operating Expenses for the year in question, then Tenant's right to inspect and audit Operating Expenses for that year shall expire, and the calculation of that year's Operating Expenses on such statement shall be binding on Tenant. Tenant's audit or inspection shall be conducted only during business hours reasonably designated by Landlord and in a manner so as not to unreasonably interfere with Landlord's business operations. Tenant shall deliver a copy of such audit or inspection to Landlord promptly after it is completed. If it is determined that an error was made in the calculation of Operating Expenses charged to Tenant, Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof.

          (g) Landlord shall pay to Tenant interest on the Security Deposit from the date it is received by Landlord through the day before it is returned to Tenant, if at all, pursuant to Section 2.(b), at a rate of 6% per annum.

     3.   TAXES.
          -----

          (a) Landlord shall pay all taxes, assessments and governmental charges whether federal, state, county, or municipal and whether they are imposed by taxing or management districts or authorities presently existing or hereafter created (collectively, "TAXES") that accrue against the Premises; -----provided, however, that in no event shall Tenant be obligated to make payment or reimbursement for income taxes imposed on or measured by the income of Landlord from the operation of the Building (except as provided in the next sentence) or for penalties and interest resulting from Landlord's late payment of Taxes if Tenant has promptly paid to Landlord the amount of such Taxes as provided herein. If, during the Term, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the rent or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon rent, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be included within the term "Taxes." If Landlord has not engaged a tax consultant to contest Taxes for a calendar year, then Tenant may hire a tax consultant, at its expense, to contest Taxes for that year, provided that such contest is coordinated with Landlord and is conducted in a manner that would not pose a threat of loss or seizure of the Premises or Landlord's interest therein. Landlord shall deliver to Tenant copies of all tax statements that it receives promptly after its receipt thereof and, in any event, at least 30 days before the deadline for filing a petition to contest the Taxes specified thereon if Landlord has received such statement by such date.

          (b) Tenant shall (1) before delinquency pay all taxes levied or assessed against any personal property, fixtures or alterations placed in the Premises and (2) upon the request of Landlord, deliver to Landlord receipts from the applicable taxing authority or other evidence acceptable to Landlord to verify that such taxes have been paid. If any such taxes are levied or assessed against Landlord or Landlord's property and (A) Landlord pays them or (B) the assessed value of Landlord's property is increased thereby and Landlord pays the increased taxes, then Tenant shall pay to Landlord such taxes within ten days after Landlord's request therefor.

     4.   LANDLORD'S MAINTENANCE.
          ----------------------

          (a) This Lease is intended to be a net lease; accordingly, Landlord's maintenance obligations are limited to the repair and replacement of the Building's roof and maintenance of the foundation, foundation piers and structural members of the exterior walls (collectively, the "BUILDING'S ----------STRUCTURE"); however, Landlord shall not be responsible (1) for any such work --------- until Tenant delivers to Landlord written notice of the need therefor or (2) for alterations to the Building's Structure required by Law because of Tenant's specific use of the Premises (which alterations shall be performed by Tenant). The Building's Structure does not include windows or components thereof (including caulking, flashing, etc.), glass or plate glass, doors, special store fronts or office entries, all of which shall be maintained by Tenant. Landlord's liability for any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of performing such work.

          (b) Additionally, Landlord shall, at Tenant's expense, maintain the parking areas, driveways, alleys and grounds surrounding the Premises in a clean and sanitary condition, consistent with the operation of a first-class office/warehouse building, including prompt maintenance, repairs and replacements of (1) any drill or spur track servicing the Premises, (2) the exterior of the Building (including painting), (3) sprinkler systems and sewage lines, (4) skylights, and (5) any other items normally associated with the foregoing. Tenant shall promptly notify Landlord of any work required to be performed under this Section 4.(b), and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. All costs in performing the work described in this Section 4.(b) shall be included in Operating Expenses (unless the amount thereof was included in Landlord's estimate of Operating Expenses for the year in which they were incurred).

          (c) If Tenant has delivered written notice to Landlord that it is not satisfied with Landlord's work under Section 4.(b) (which notice must specify in detail the reasons for such dissatisfaction) and Landlord fails to correct the deficiencies in its performance to Tenant's satisfaction within 60 days after the delivery of such notice, or if such correction cannot reasonably be completed within such 60-day period, Landlord commences such correction within such 60-day period and thereafter diligently pursues the completion thereof, then Tenant may elect to perform such work or hire a contractor reasonably acceptable to Landlord to perform such work, in which case Tenant shall deliver written notice thereof to Landlord in writing. Unless Tenant agrees otherwise, Landlord shall solicit and obtain bids for all work required to be performed by Landlord under Section 4.(b) from at least three contractors and shall accept the lowest, qualified bid for the work in question. If any emergency repairs are required to prevent imminent loss of property or physical injury to any individual, then Tenant shall promptly notify Landlord thereof (which notice may be given orally) and may take such steps as may be necessary to protect the endangered property or to prevent such physical injury; however, Tenant shall take no action which would impair Landlord's right to receive insurance proceeds in respect of the event giving rise to such peril.

     5.   TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.
          -------------------------------------------

          (a) Subject to Sections 10 and 15, Tenant shall maintain all parts of the Premises (except for maintenance work which Landlord is expressly responsible for under Section 4) in good condition and promptly make all necessary repairs and replacements to the Premises. Tenant shall repair and pay for any damage caused by a Tenant Party (defined below) or caused by Tenant's default hereunder.

          (b) Tenant shall maintain the hot water equipment and the heating, air conditioning, and ventilation equipment and system (the "HVAC SYSTEM") in ----------- good repair and condition and in accordance with Law and with such equipment manufacturers' suggested operation/maintenance service program; such obligation shall include replacement of all equipment necessary to maintain such equipment and system in good working order. Within ten days after the Commencement Date, Tenant shall enter into regularly scheduled preventive maintenance/service contracts for such equipment, each in compliance with Landlord's specifications (provided such specifications have been furnished to Tenant) and otherwise in form and substance and with a contractor reasonably acceptable to Landlord, and deliver copies thereof to Landlord. At least 14 days before the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC System are then in good repair and working order.

          (c) Except for termite control, Tenant shall be responsible for all pest control in the Premises. If requested by Landlord, Tenant shall enter into a regularly scheduled preventive pest control contract with a contractor reasonably acceptable to Landlord. At Landlord's election, Landlord may perform the work required under this Section 5.(c), at Tenant's expense.

          (d) To the extent they may be assigned, Landlord shall assign to Tenant during the Term any guaranties and warranties related to the Building, including, but not limited to, those guaranties and warranties for the HVAC System, interior finishes, and mechanical, electrical, and plumbing systems (but excluding the Building's Structure and those relating to the matters described in Section 4.(b)). Such assignment shall be limited to enforcement of such guaranties and warranties and Tenant shall have no right to amend such guaranties or warranties. Landlord will provide Tenant copies of all documents relating to such guaranties or warranties. Throughout the Term, Landlord shall, at Tenant's expense, provide reasonable assistance to Tenant in obtaining the benefits of such guaranties and warranties, to the extent Landlord may do so. Landlord may rescind this assignment while an Event of Default exists by delivering to Tenant written notice thereof. This assignment shall expire and be of no further effect upon the expiration of the Term.

     6. ALTERATIONS. Tenant shall not make any alterations, additions or ----------- improvements to the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld; however, Landlord may withhold its consent in its sole and absolute discretion to any alteration or addition that would affect the Building's Structure, or the Building's HVAC System, plumbing, electrical, or mechanical systems. Landlord shall not be required to notify Tenant of whether it consents to any alteration, addition or improvements until it (a) has received plans and specifications therefor which are sufficiently detailed to allow construction of the work depicted thereon to be performed in a good and workmanlike manner, and (b) has had a reasonable opportunity to review them. If the alteration, addition or improvement will affect the Building's Structure, HVAC System, or mechanical, electrical, or plumbing systems, then the plans and specifications therefor must be prepared by a licensed engineer reasonably acceptable to Landlord. Landlord's approval of any plans and specifications shall not be a representation that the plans or the work depicted thereon will comply with Law or be adequate for any purpose, but shall merely be Landlord's consent to performance of the work. Upon completion of any alteration, addition, or improvement, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefor. Tenant may erect shelves, bins, machinery and trade fixtures provided that such items (1) do not alter the basic character of the Premises; (2) do not overload or damage the Premises; and (3) may be removed without damage to the Premises. All alterations, additions, and improvements shall be Landlord's property when installed in the Premises, unless Landlord specifies in writing that Tenant may remove the item in question (a "REMOVABLE ITEM"). All work performed by a Tenant Party in the Premises -------------- (including that relating to the installations, repair, replacement, or removal of any item) shall be performed in accordance with Law and with Landlord's specifications and requirements, in a good and workmanlike manner, and so as not to damage or alter the Building's Structure or the Premises. In connection with any such alteration, addition, or improvement, Tenant shall pay to Landlord an administration fee of 5% of all costs incurred for such work up to a maximum of $3,000 for each single requested alteration, addition or improvement; provided, however, that if the total cost of such alteration, addition or improvement exceeds $200,000, then such cap shall not apply and Tenant shall pay to Landlord an administrative fee of 3% of all costs incurred for such work. For example, if such total costs were $75,000, the administrative fee would equal $3,000, and if such total costs were $300,000, the administrative fee would equal $9,000.

     7. SIGNS. Tenant shall not place, install or attach any signage, ----- decorations, advertising media, blinds, draperies, window treatments, bars, or security installations to the Premises or the Building which can be viewed from the exterior of the Building without Landlord's prior written approval. Tenant shall repair, paint, and/or replace any portion of the Premises or the Building damaged or altered as a result of its signage when it is removed (including, without limitation, any discoloration of the Building). Tenant shall not (a) make any changes to the exterior of the Premises or the Building, (b) install any exterior lights, decorations, balloons, flags, pennants, banners or paintings, or (c) erect or install any signs, windows or door lettering, decals, window or storefront stickers, placards, decorations or advertising media of any type that is visible from the exterior of the Premises without Landlord's prior written consent. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (1) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and
(2) has had a reasonable opportunity to review them. If any sign will be attached to the Building or will involve the construction of a monument sign, Tenant shall deliver to Landlord plans and specifications specifying the method of attaching or installing such sign for Landlord's approval, which approval shall not be unreasonably withheld. After the installation of any sign, Tenant shall maintain such sign in a good, clean, and safe condition in accordance with all Laws and architectural guidelines in effect for the area where the Premises is located, as the same may be amended from time to time (the "LEGAL REQUIREMENTS"). Tenant shall repair all damage ------------------ caused by the installation, use, maintenance, and removal of any sign and, upon its removal, restore the Premises to its condition immediately before the installation thereof (ordinary wear and tear excepted, other than any discoloration caused thereby which shall be corrected).
Within ten days after the earlier of (a) the termination of this Lease, (b) termination of Tenant's right to possess the Premises, or (c) expiration of the Term, Tenant shall remove the signs and perform all restoration work as provided above. If Tenant fails to do so within such ten-day period, Landlord may perform such work and dispose of the signs in any manner it deems appropriate without any compensation to Tenant; Tenant shall pay to Landlord all reasonable costs incurred in connection therewith within 30 days after Landlord's request therefor.

     8. UTILITIES. Tenant shall obtain and pay for all water, gas, --------- electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, maintenance charges, and the like pertaining to the Tenant's use of the Premises. Landlord shall not be liable for any interruption or failure of utility service to the Premises. If Tenant fails to pay any such amounts when due, Landlord may do so, in which case, Tenant shall reimburse Landlord for all amounts paid by Landlord within 30 days after Landlord's request therefor.

     9. INSURANCE. Tenant shall maintain (a) workers' compensation insurance --------- (with a waiver of subrogation endorsement reasonably acceptable to Landlord) and commercial general liability insurance (with contractual liability endorsement), including personal injury and property damage in the amount of $1,000,000 per occurrence combined single limit for personal injuries and death of persons and property damage occurring in or about the Premises, plus umbrella coverage of at least $2,000,000 per occurrence, (b) fire and extended coverage insurance covering (1) the replacement cost of all alterations, additions, partitions and improvements installed in the Premises, (2) the replacement cost of all of Tenant's personal property in the Premises, and (3) loss of profits in the event of an insured peril damaging the Premises, and (c) such other insurance as Landlord may reasonably require based on industry standards for landlords leasing space to entities engaging in business operations similar to those conducted by Tenant in the Premises. Such policies shall (A) name Landlord, Landlord's agents, and their respective Affiliates (defined below), as additional insureds (and as loss payees on the fire and extended coverage insurance),
(B) be issued by an insurance company acceptable to Landlord, (C) provide that such insurance may not be cancelled unless 30-days' prior written notice is first given to Landlord, (D) be delivered to Landlord by Tenant before the Commencement Date and at least 15 days before each renewal thereof, and (E) provide primary coverage to Landlord when any policy issued to Landlord is similar or duplicate in coverage, in which case Landlord's policy shall be excess over Tenant's policies. Landlord shall maintain all risk property insurance covering the full replacement cost of the Shell Building, with deductibles in such amounts as Landlord may determine are commercially reasonable.

     10.  CASUALTY DAMAGE.
          ---------------

          (a) Tenant immediately shall give written notice to Landlord of any damage to the Premises. If the Premises are totally destroyed by an insured peril, or so damaged by an insured peril that, in Landlord's estimation, rebuilding or repairs cannot be substantially completed within 180 days after the date of Landlord's actual knowledge of such damage, then Landlord or (if a Tenant Party did not cause such damage) Tenant may terminate this Lease by delivering to the other written notice thereof within 30 days after such damage, in which case, the rent shall be abated during the unexpired portion of this Lease, effective upon the date such damage occurred. Time is of the essence with respect to the delivery of such notices.

          (b) Subject to Section 10.(c), if this Lease is not terminated under Section 10.(a), then Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements or personal property required to be covered by Tenant's insurance under Section 9. If the Premises are untenantable, in whole or in part, during the period beginning on the date such damage occurred and ending on the date of substantial completion of Landlord's repair or restoration work (the "REPAIR ------ PERIOD"), then the rent for such period shall be reduced to such extent as may ------ be fair and reasonable under the circumstances and the Term shall be extended by the number of days in the Repair Period.

          (c) If the Premises are destroyed or substantially damaged by any peril not covered by the insurance maintained by Landlord or any Landlord's Mortgagee (defined below) requires that insurance proceeds be applied to the indebtedness secured by its Mortgage (defined below) or to the Primary Lease (defined below) obligations, Landlord may elect to restore the Premises pursuant to Section 10.(b) or to terminate this Lease by delivering written notice of termination to Tenant within 30 days after such destruction or damage or such requirement is made known by any such Landlord's Mortgagee, as applicable. If Landlord does not deliver to Tenant written notice electing to restore within such 30-day period, then Landlord shall have elected to terminate this Lease under this Section 10.(c), whereupon all rights and obligations hereunder shall cease and terminate, except for any liabilities of Tenant which accrued before this Lease is terminated.

     11. LIABILITY, INDEMNIFICATION, WAIVER OF SUBROGATION AND NEGLIGENCE ---------------------------------------------------------------- CLAIMS.
------

          (a) Subject to Section 11.(b), Tenant shall indemnify, defend, and hold harmless Landlord, its successors, assigns, agents, employees, contractors, partners, directors, officers and affiliates (collectively, the "INDEMNIFIED ----------- PARTIES") from and against all fines, suits, losses, costs, liabilities, claims, ------- demands, actions and judgments of every kind or character (1) arising from Tenant's failure to perform its covenants hereunder, (2) recovered from or asserted against any of the Indemnified Parties on account of any Loss (defined below) to the extent that any such Loss may be incident to, arise out of, or be caused, either proximately or remotely, wholly or in part, by a Tenant Party or any other person entering upon the Premises under or with a Tenant Party's express or implied invitation or permission, (3) arising from or out of the occupancy or use by a Tenant Party or arising from or out of any occurrence in the Premises, howsoever caused, or (4) suffered by, recovered from or asserted against any of the Indemnified Parties by a Tenant Party, REGARDLESS OF WHETHER LANDLORD'S JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE CAUSED SUCH LOSS OR DAMAGE. HOWEVER, SUCH INDEMNIFICATION OF THE INDEMNIFIED PARTIES BY TENANT SHALL NOT BE APPLICABLE IF SUCH LOSS, DAMAGE, OR INJURY IS CAUSED BY THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS AGENTS, CONTRACTORS, OR EMPLOYEES. Subject to Section 11.(b), Landlord shall indemnify, defend, and hold harmless Tenant, its successors, assigns, agents, employees, contractors, partners, directors, officers, and affiliates from and against all fines, suits, losses, costs, liabilities, claims, demands, actions and judgments of every kind and character arising out of the sole or gross negligence or willful misconduct of Landlord or any of its duly authorized agents or employees.

          (b) Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a "LOSS") caused by casualty, theft, fire, third parties, or ---- any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause), EVEN IF SUCH LOSS IS CAUSED BY THE JOINT, CONCURRENT, OR COMPARATIVE NEGLIGENCE (BUT NOT THE SOLE OR GROSS NEGLIGENCE) OF LANDLORD. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy maintained by it that covers the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against by the waiving party under the terms hereof, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF THE OTHER PARTY CAUSED SUCH LOSS; HOWEVER, LANDLORD'S WAIVER SHALL NOT APPLY TO ANY DEDUCTIBLE AMOUNTS MAINTAINED BY LANDLORD UNDER ITS INSURANCE. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party.

     12.  USE.
          ---

          (a) The Premises shall be used only for receiving, storing, shipping and selling products, materials and merchandise made or distributed by Tenant and for such other lawful purposes as may be incidental thereto (the PERMITTED USE"); however, no retail sales may be made from the Premises. Tenant ------------- shall not use the Premises to receive, store or handle any product, material or merchandise that is explosive or highly inflammable or hazardous. Outside storage is prohibited. Tenant shall be solely responsible for complying with all Laws applicable to its specific use, occupancy, and condition of the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, light, noise or vibrations to emanate from the Premises; nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other person; nor permit the Premises to be used for any purpose or in any manner that would (1) void the insurance thereon, (2) increase the insurance risk, or (3) cause the disallowance of any sprinkler credits. Tenant shall pay to Landlord on demand any increase in the cost of any insurance on the Premises incurred by Landlord, which is caused by Tenant's use of the Premises or because Tenant vacates the Premises.

          (b) Tenant and its employees and invitees may use any parking areas associated with the Premises. Landlord shall not be responsible for enforcing Tenant's parking rights against third parties.

     13. INSPECTION. Upon not less than 24 hours advance notice (which may be ---------- oral), except in case of emergency in which case such notice is not required, Landlord and Landlord's agents and representatives may enter the Premises during business hours to inspect the Premises; to make such repairs as may be required or permitted under this Lease; to perform any unperformed obligations of Tenant hereunder; and to show the Premises to prospective purchasers, mortgagees, ground lessors, and (during the last 12 months of the Term) tenants. During the last 12 months of the Term, Landlord may erect a sign on the Premises indicating that the Premises are available. Tenant shall notify Landlord in writing of its intention to vacate the Premises at least 60 days before Tenant will vacate the Premises; such notice shall specify the date on which Tenant intends to vacate the Premises (the "VACATION DATE"). At least 30 days before the Vacation ------------- Date, Tenant shall arrange to meet with Landlord for a joint inspection of the Premises. After such inspection, Landlord shall prepare a list of items that Tenant must perform before the Vacation Date. If Tenant fails to arrange for such inspection, then Landlord may conduct such inspection and Landlord's determination of the work Tenant is required to perform before the Vacation Date shall be conclusive. If Tenant fails to perform such work before the Vacation Date, then Landlord may perform such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten days after Landlord's request therefor.

     14.  ASSIGNMENT AND SUBLETTING.
          -------------------------

          (a) Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 14.(a)(1) through 14.(a)(6) being a "TRANSFER"). Landlord shall not unreasonably withhold or delay its consent to -------- any Transfer to a party which (A) is, in the reasonable judgment of Landlord, of a character or reputation or is engaged in a business which would not be harmful to the image and reputation of Enterprise Business Center and can reasonably be expected to perform the obligations of "Tenant" hereunder, (B) will not use the Premises in a manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of Enterprise Business Center, and (C) will not compete with the business of any other tenant of Enterprise Business Center. Without limiting the foregoing, Landlord may withhold its consent to any such assignment or subletting of the Premises to any party (i) which is a governmental entity (or subdivision or agency thereof), (ii) would use the Premises, in whole or in part, for other than the Permitted Use, (iii) which is a prospective tenant that has delivered to, or received from, Landlord a written proposal to lease space in Enterprise Business Center before Tenant or its agent contacts such party, (iv) which is a tenant of Enterprise Business Center, or
(v) which intends to use, store, or generate any Hazardous Materials in, on or about the Premises. If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord for its reasonable attorneys' fees and other expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant's obligations hereunder (however, any transferee of less than all of the space in the

Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor). Landlord's consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Tenant's rent obligations. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Notwithstanding the foregoing, Tenant may transfer or assign all or any portion of Tenant's interest hereunder to an affiliate (a "PERMITTED TRANSFEREE") and such transfer or assignment shall not --------------------be deemed a Transfer, provided that (D) Landlord is notified of such transfer within 15 days after such occurrence, (E) Tenant shall remain fully liable hereunder, and (F) the affiliate shall assume Tenant's obligations hereunder.

          (b) If after giving effect to a proposed sublease or assignment more than 50% of the Premises would be subject to a Transfer, then Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to a Transfer, cancel this Lease as to all space then subject to a Transfer (or, as to a subletting or assignment, cancel as to the portion of the Premises proposed to be sublet or assigned) as of the date the proposed Transfer was to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

          (c) If no Event of Default exists, all compensation received by Tenant for a Transfer in respect of the interval in question that exceeds the Base Rent and the Operating Expenses allocable to the portion of the Premises covered thereby for the same interval shall be payable as follows:

               (1) first, to Tenant until Tenant has received an amount equal to all actual, third-party, out-of-pocket costs incurred by Tenant in connection with such Transfer (including, without limitation, brokerage commissions, attorneys' fees and expenses, tenant-finish-work, and other tenant inducements); and

               (2) thereafter, 50% to Landlord and 50% to Tenant. If an Event of Default exists, all such excess compensation shall be payable to Landlord. Tenant shall hold all amounts it receives which are payable to Landlord in trust and shall deliver all such amounts to Landlord within ten days after Tenant's receipt thereof.

     15. CONDEMNATION. If more than 30% of the Premises is taken for any ------------ public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a "TAKING"), and the Taking prevents or materially interferes ------ with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, either party may terminate this Lease by delivering to the other written notice thereof within 30 days after the Taking, in which case rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. If (a) less than 30% of the Premises are subject to a Taking or (b) more than 30% of the Premises are subject to a Taking, but the Taking does not prevent or materially interfere with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then neither party may terminate this Lease, but the rent payable during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under the circumstances. All compensation awarded for any Taking shall be the property of Landlord and Tenant assigns any interest it may have in any such award to Landlord; however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant's trade fixtures or for Tenant's moving expenses, if a separate award for such items is made to Tenant. Tenant shall be entitled to pursue recovery of all amounts to which it is entitled relating to any of its personal property or improvements to the Premises which Tenant is permitted to remove hereunder, if any, from the entity conducting such Taking.

     16.  SURRENDER OF PREMISES; HOLDING OVER.
          -----------------------------------

          (a) No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the end of the Term or the termination of Tenant's right to possess the Premises, Tenant shall
(1) deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (subject however to Tenant's maintenance obligations) excepted, and with the HVAC System and hot water equipment, light and light fixtures (including ballasts), and overhead doors and related equipment in good working order, (2) deliver to Landlord all keys to the Premises, and (3) remove all signage placed on the Premises, by or at Tenant's request. All fixtures, alterations, additions, and improvements (whether temporary or permanent) shall be Landlord's property and shall remain on the Premises except as provided in the next two sentences. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all Removable Items, unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, fixtures, equipment, wiring, furniture, and other property as Landlord may request except for items that Landlord has specifically agreed in writing need not be removed by Tenant at the end of the Term, provided such request is made within six months after the end of the Term. All items not so removed shall, at the option of Landlord, be deemed abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items and Tenant shall pay for the costs incurred by Landlord in connection therewith. Any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted under Section 27. All work required of Tenant under this Section 16.(a) shall be coordinated with Landlord and be done in a good and workmanlike manner, in accordance with all Laws, and so as not to damage the Building. Tenant shall, at its expense, repair all damage caused by any work performed by Tenant under this Section 16.(a).

          (b) If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a Tenant at will and Tenant shall pay, in addition to the other rent due hereunder, a daily base rental equal to 150% of the daily Base Rent payable during the last month of the Term, even if Landlord consents to such holdover, unless Landlord agrees otherwise in writing. Additionally, Tenant shall defend, indemnify, and hold harmless Landlord from any damage, liability and expense (including reasonable attorneys' fees and expenses) incurred because of such holding over. No payments of money by Tenant to Landlord after the Term shall reinstate, continue or extend the Term, and no extension of the Term shall be valid unless it is in writing and signed by Landlord and Tenant.

     17. QUIET ENJOYMENT. Provided Tenant has fully performed its obligations --------------- under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise.

     18. EVENTS OF DEFAULT. Each of the following events shall constitute an ----------------- "EVENT OF DEFAULT" under this Lease: ----------------

          (a) Tenant fails to pay any rent when due or any payment or reimbursement required under any other lease with Landlord when due, and in either case such failure continues for a period of five days after Landlord delivers to Tenant written notice thereof.

          (b) The filing of a petition by or against Tenant or any guarantor of Tenant's obligations hereunder (1) in any bankruptcy or other insolvency proceeding; (2) seeking in any relief under any debtor relief Law; (3) for the appointment of a liquidator, receiver, trustee, custodian, or similar official for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for reorganization or modification of Tenant's capital structure (however, if any such petition is filed against Tenant, then the filing of such petition shall not constitute an Event of Default, unless it is not dismissed within 45 days after the filing thereof).

          (c) For a period of more than 12 months, Tenant (1) vacates more than 50% of the Premises or (2) fails to continuously operate its business at the Premises for the permitted use set forth herein and Landlord delivers to Tenant written notice declaring such event as an Event of Default.

          (d) Tenant fails to discharge or bond around (in an amount satisfactory to Landlord) any lien placed upon the Premises in violation of
Section 22 within 15 days after any such lien or encumbrance is filed against the Premises.

          (e) Tenant fails to comply with any term, provision or covenant of this Lease (other than those listed in this Section 18), and such failure continues for 20 days after written notice thereof to Tenant (except that if compliance cannot reasonably be achieved within the 20-day period, there shall be no Event of Default so long as Tenant promptly attempts and diligently and continuously pursues actions intended to bring about compliance and brings about such compliance within 60 days after the expiration of the initial 20-day period).

     19.  REMEDIES.
          --------

          (a) Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law, take any of the following actions:

               (1) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (A) all rent accrued hereunder through the date of termination, (B) all amounts due under
Section 19.(b), and (C) an amount equal to (i) the total rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the rate of interest set forth for 26-week U.S. governmental bills sold at a discount from face value in units of $10,000 to $1,000,000 as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "Money Rates" under the heading "Treasury Bills" (or, if no such rate is published, the "Discount Rate" as published on such date under the "Money Rate" listing), minus (ii the then present fair rental value of the Premises for such period, similarly discounted; or

               (2) Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (A) all rent and other amounts accrued hereunder to the date of termination of possession, (B) all amounts due from time to time under Section 19.(b), and (C) all rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises on such terms and conditions as Landlord, in its sole discretion, may determine (including a term different than the Term, rental concessions, alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the business park of which the Building is a part. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for a reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this

     Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 19.(a)(2). If Landlord elects to proceed under this Section 19.(a)(2), it may at any time elect to terminate this Lease under Section 19.(a)(1). Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

          (b) Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses. Landlord's acceptance of rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default.
Landlord's receipt of rent with knowledge of any default by Tenant hereunder shall not be a waiver of such default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (A) keep in place and use or
(B) remove and store, at Tenant's expense. Subject to Section 27, all of the furniture, fixtures, equipment and other property in the Premises, including that which is owned by or leased to Tenant at all times before any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord may relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (a "CLAIMANT") who presents to Landlord a copy of -------- any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. Landlord may, at its option and without prejudice to or waiver of any rights it may have, (i) escort Tenant to the Premises to retrieve any personal belongings of Tenant and/or its employees not covered by the Landlord's statutory lien or the security interest described in Section 27 or (ii) obtain a list from Tenant of the personal property of Tenant and/or its employees that is not covered by the Landlord's statutory lien or the security interest described in Section 27, and make such property available to Tenant and/or Tenant's employees; however, Tenant first shall pay in cash all costs and estimated expenses to be incurred in connection with the removal of such property and making it available. The rights of Landlord herein stated are in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant agrees that the rights herein granted Landlord are commercially reasonable.

     20. LANDLORD'S DEFAULT. If Landlord fails to perform any of its ------------------ obligations hereunder within 30 days after written notice from Tenant specifying such failure, Tenant's exclusive remedy shall be an action for damages (except as provided below). If, however, such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Unless Landlord fails to so cure such default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. If Landlord fails to perform its obligations within the time period specified in this Section 20, and such failure materially and adversely affects Tenant's use of the Premises such that Tenant is unable to make reasonable use of the Premises for their intended purposes, then Tenant may perform such obligations and Landlord shall reimburse Tenant all actual third-party, out-of-pocket costs incurred by Tenant in connection with performing such obligations within 30 days after Tenant delivers to Landlord written demand therefor, accompanied by invoices substantiating Tenant's claim. Tenant's right to perform the work under this
Section 20 is subject to the following conditions: (a) all such work shall be performed in a good and workmanlike manner, in accordance with Law, and in a manner so as not to affect any existing warranties with respect to the Building's roof or the Building's Structure; (b) all such work shall be performed in accordance with plans and specifications approved by Landlord, whose approval shall be deemed given if Landlord fails to disapprove any submitted plans and specifications within three business days after their submission to Landlord; (c) all such work shall be performed by contractors reasonably acceptable to Landlord which maintain commercial liability insurance in an amount not less than $1,000,000 per occurrence naming Landlord as an additional insured (Landlord's approval shall be deemed given if Landlord fails to disapprove any contractor within three business days after Tenant delivers to Landlord a written request for its consent thereto);
(d) Tenant delivers to Landlord "as-built" plans of the work performed by Tenant; and (e) Tenant shall defend, indemnify, and hold harmless Landlord from and against any claims, liabilities, damages, and expenses (including, without limitation, reasonable attorneys' fees and expenses) arising from Tenant's performance of such work. Tenant may not offset against its obligation to pay rent any amount unless Tenant obtains a final, non-appealable judgment that such amount is payable to Tenant by Landlord under this Lease. Liability of Landlord to Tenant for any default by Landlord, shall be limited to actual, direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and the Land, and neither Landlord nor Landlord's owners shall have any personal liability therefor.

     21.  MORTGAGES.
          ---------

          (a) This Lease shall be subordinate to any deed of trust, mortgage or other security instrument (a "MORTGAGE"), and any ground lease, master lease, -------- or primary lease (a "PRIMARY LEASE") that now or hereafter covers any portion ------------- of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as "LANDLORD'S MORTGAGEE"), and to -------------------- increases, renewals, modifications, consolidations, replacements, and extensions thereof; provided that the subordination of this Lease to any Mortgage or Primary Lease is conditioned upon Landlord's Mortgagee's execution and delivery of a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit D or, at Landlord's election, another form which is --------- reasonably acceptable to Tenant

(the "SNDA"). However, any Landlord's Mortgagee may elect to subordinate its ---- Mortgage or Primary Lease (as the case may be) to this Lease by delivering written notice thereof to Tenant. Tenant shall from time to time within ten days after request therefor, execute any instruments that may be required by any Landlord's Mortgagee to further evidence the subordination of this Lease to any such Mortgage or Primary Lease, including without limitation the SNDA. If Tenant fails to execute the same within such ten-day period, Landlord may execute the same as attorney-in-fact for Tenant.

          (b) Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

          (c) Notwithstanding any such attornment or subordination of a Mortgage or Primary Lease to this Lease, the Landlord's Mortgagee shall not be liable for any acts of any previous landlord, shall not be obligated to install the Interior Improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

     22. ENCUMBRANCES. Tenant has no authority, express or implied, to create ------------ or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind Landlord's property or the interest of Landlord or Tenant in the Premises or to charge the rent for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums due for any labor performed or materials furnished in connection with any work performed on the Premises by or at the request of Tenant. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.

     23.  MISCELLANEOUS.
          -------------

          (a) Words of any gender used in this Lease shall include any other gender, and words in the singular shall include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way affect the interpretation of this Lease. The following terms shall have the following meanings: "LAWS" means all federal, state, and local ---- laws, rules, and regulations; all court orders, governmental directives, and governmental orders; and all restrictive covenants affecting the Property, "LAW" means any of the foregoing; "AFFILIATE" means any person or entity which, --- --------- directly or indirectly, controls, is controlled by, or is under common control with the party in question; "TENANT PARTY" shall include Tenant, any assignees ------------ claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any of their respective agents, contractors, employees, and invitees; and "INCLUDING" means "including, without limitation." The normal --------- rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

          (b) At any time after Substantial Completion, Landlord may transfer and assign, in whole or in part, its rights and obligations in the Premises, and upon the express written assumption by the assignee of all of Landlord's liabilities and obligations hereunder, Landlord shall have no further liability hereunder. Notwithstanding the foregoing, Landlord may transfer and assign, in whole or in part, its rights and obligations in the Premises at any time to an Affiliate, in which case and upon the express written assumption by the assignee of all of Landlord's liabilities and obligations hereunder, Landlord shall have no further liability hereunder. Each party shall furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

          (c) Except for obligations regarding the payment of money and the maintenance of insurance, whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (a "FORCE MAJEURE EVENT"). -------------------

          (d) Tenant shall, from time to time, within ten days after request of Landlord, deliver to Landlord, or Landlord's designee, a certificate of occupancy for the Premises, financial statements for itself and any guarantor of its obligations hereunder, evidence reasonably satisfactory to Landlord that Tenant has performed its obligations under this Lease (including evidence of the payment of the Security Deposit), and an estoppel certificate stating that this Lease is in full effect, the date to which rent has been paid, the unexpired Term and such other factual matters pertaining to this Lease as may be requested by Landlord. Tenant's obligation to furnish the above-described items in a timely fashion is a material inducement for Landlord's execution of this Lease. If Tenant fails to execute any such estoppel certificate within such ten-day period, Landlord may do so as attorney-in-fact for Tenant.

          (e) This Lease constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

          (f) All obligations of Landlord or Tenant hereunder not fully performed by the end of the Term shall survive, including, without limitation, all payment obligations with respect to Taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the end of the Term and before Tenant vacates the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises in good condition and repair, reasonable wear and tear excluded. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant's obligation hereunder for Operating Expenses for the year in which the Term ends. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Any Security Deposit held by Landlord may be credited against the amount due by Tenant under this Section 23.(f).

          (g) If any provision of this Lease is illegal, invalid or unenforceable, then the remainder of this Lease shall not be affected thereby, and in lieu of each such provision, there shall be added, as a part of this Lease, a provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

          (h) All references in this Lease to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

          (i) Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease, other than Trammell Crow Dallas Industrial, Ltd. and Cushman and Wakefield of Texas, Inc., whose commissions shall be paid by Landlord. Tenant and Landlord shall each indemnify the other against all costs, attorneys' fees, and other liabilities for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

          (j) If and when included within the term "Tenant," as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant," respectively, shall be bound by notices given in accordance with the provisions of Section 24 to the same effect as if each had received such notice.

          (k) The terms and conditions of this Lease are confidential and Tenant shall not disclose the terms of this Lease to any third party (other than its officers, directors, shareholders, employees, legal counsel, accountants, insurer, agents or representatives) except as may be required by law, including rules of the Securities and Exchange Commission, or to enforce its rights hereunder.

          (l) Tenant shall pay interest on all past-due rent from the date due until paid at the maximum lawful rate. In no event, however, shall the charges permitted under this Section 23.(l) or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

     24. NOTICES. Each provision of this instrument or of any applicable Laws ------- and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment hereunder shall be deemed to be complied with when and if the following steps are taken:

          (a) All rent shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent shall not be deemed satisfied until such rent has been actually received by Landlord.

          (b) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

          (c) Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered upon the earlier to occur of (1) tender of delivery (in the case of a hand-delivered notice), (2) deposit in the United States Mail, postage prepaid, Certified Mail, or (3) receipt by facsimile transmission, in each case, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith. If Landlord has attempted to deliver notice to Tenant at Tenant's address reflected on Landlord's books but such notice was returned or acceptance thereof was refused, then Landlord may post such notice in or on the Premises, which notice shall be deemed delivered to Tenant upon the posting thereof.

     25. HAZARDOUS WASTE. The term "HAZARDOUS SUBSTANCES," as used in this --------------- -------------------- Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any "ENVIRONMENTAL LAW," which term ----------------- shall mean any Law relating to health, pollution or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant's business activities (the "PERMITTED ACTIVITIES") provided such Permitted Activities are conducted in -------------------- accordance with all Environmental Laws and have been approved in advance in writing by Landlord; (b) the Premises will not be used in any manner for the storage of any Hazardous Substances except for any temporary storage of such materials that are used in the ordinary course of Tenant's business (the "PERMITTED MATERIALS") provided such Permitted Materials are properly stored in ------------------- a manner and location satisfying all Environmental Laws and approved in advance in writing by Landlord; (c) no portion of the Premises will be used as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; and (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an "MSDS") was issued by the ---- producers or manufacturers thereof, together with copies of the MSDS's for such materials and shall deliver such lists and MSDS copies to Landlord upon Landlord's request therefor. Tenant shall remove all Permitted Materials from the Premises in a manner acceptable to Landlord before Tenant's right to possess the Premises ends. Unless expressly identified on an addendum to this Lease, as of the date hereof there are no "Permitted Activities" or "Permitted Materials" for purposes of the foregoing provision and none shall exist unless and until approved in writing by the Landlord. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant's business. Such inspections and tests shall be conducted at Landlord's expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials) or that Tenant has not complied with the requirements set forth in this Section 25, in which case Tenant shall reimburse Landlord for the cost thereof within ten days after Landlord's request therefor. Landlord shall be responsible for any violation of Environmental Laws on the Premises which are solely caused by Landlord, its agents, or employees.

     26. CONDITIONS TO LANDLORD'S OBLIGATIONS. Notwithstanding anything in ------------------------------------ this Lease to the contrary, Landlord's obligations hereunder are conditioned upon its acquiring the Land on satisfactory terms and conditions, including without limitation obtaining financing acceptable to Landlord in its sole discretion in all respects for the acquisition of the Land and the construction of the Building.

     27. LANDLORD'S LIEN. In addition to the statutory landlord's lien, Tenant --------------- grants to Landlord, to secure performance of Tenant's obligations hereunder, a security interest in all goods, inventory, equipment, fixtures, furniture, improvements, chattel paper, accounts, and general intangibles, and other personal property of Tenant now or hereafter situated on or relating to Tenant's use of the Premises (but excluding all computer hardware and software and any patents, copyrights, trade secrets, and other intellectual property rights of Tenant), and all proceeds therefrom (the "COLLATERAL"), and the Collateral shall ---------- not be removed from the Premises without the consent of Landlord until all obligations of Tenant have been fully performed. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded a secured party under the Uniform Commercial Code of the State in which the Building is located (the "UCC"). In connection with any public or private sale --- under the UCC, Landlord shall give Tenant five-days' prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made, which is agreed to be a reasonable notice of such sale or other disposition. All proceeds of any such sale may be applied first to the payment of expenses incurred by Landlord in enforcing the security interests herein granted (including reasonable attorneys' fees and expenses). Tenant grants to Landlord a power of attorney to execute and file any financing statement or other instrument necessary to perfect Landlord's security interest under this
Section 27, which power is coupled with an interest and is irrevocable during the Term. Landlord may also file a copy of this Lease or this provision as a financing statement to perfect its security interest in the Collateral. Upon written request from Tenant, Landlord shall review and, if applicable, approve (which approval shall not be unreasonably withheld), documentation subordinating Landlord's contractual lien set forth in this Section 27 to specific credit facilities for the benefit of Tenant. When delivering such request, Tenant shall provide Landlord all information reasonably necessary for Landlord's review including, but not limited to, (a) the name of Tenant's lender, (b) the amount of Tenant's facility, and (c) the purpose of the credit facility. Additionally, Tenant shall pay all of Landlord's reasonable expenses incurred in connection with such request, including reasonable attorneys' fees and expenses.

     28. ROOFTOP EQUIPMENT. Provided that Tenant complies with the terms of ----------------- this Section, Tenant may, at its risk and expense, install a satellite dish and related communications equipment and wiring (collectively, the "ROOFTOP ------- EQUIPMENT") on the roof of the Building at a location approved by Landlord, --------- which equipment may be used solely by Tenant. Before installing the Rooftop Equipment, Tenant shall submit to Landlord for its approval (which approval shall be in Landlord's sole discretion) plans and specifications which (a) specify in detail the design, location, size, and, in the case of a satellite dish, frequency of the Rooftop Equipment and (b) are sufficiently detailed to allow for the installation of the Rooftop Equipment in a good and workmanlike manner and in accordance with all Legal Requirements. If Landlord approves of such plans, Tenant shall install (in a good and workmanlike manner), maintain and use the Rooftop Equipment in accordance with all Legal Requirements and shall obtain all consents and permits required for the installation and operation thereof; copies of all such permits and evidence of such consents must be submitted to Landlord before Tenant begins to install the Rooftop Equipment. Tenant shall thereafter maintain all permits necessary for the maintenance and operation of the Rooftop Equipment while it is on the Building and operate and maintain the Rooftop Equipment in such a manner so as not to unreasonably interfere with any other satellite, antennae, or other transmission facility on the Building's roof or in the Building. Landlord may require that Tenant screen the Rooftop Equipment with a parapet or other screening device acceptable to Landlord. Tenant shall maintain the Rooftop Equipment and screening device in good repair and condition. Tenant shall, at its risk and expense, remove the Rooftop Equipment (including all wiring related thereto), within five days after the occurrence of any of the following events: (1) the termination of Tenant's right to possess the Premises; (2) the termination of the Lease;
(3) the expiration of the Term; or (4) Tenant's vacating the Premises. If Tenant fails to do so, Landlord may remove the Rooftop Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within ten days after Landlord's request therefor. Tenant shall repair any damage to the Building caused by or relating to the Rooftop Equipment, including that which is caused by its installation, maintenance, use, or removal and shall indemnify Landlord against all Losses arising from the installation, maintenance, use, or removal of the Rooftop Equipment, INCLUDING --------- THAT CAUSED BY LANDLORD'S
-------------------------

NEGLIGENCE. All work relating to the Rooftop Equipment shall, at Tenant's ---------- expense, be coordinated with Landlord's roofing contractor so as not to affect any warranty for the Building's roof.

     29. EXHIBITS. The exhibits attached hereto are incorporated herein by -------- reference with the same effect as if fully set forth herein.

     Executed by Tenant on __________, 1997.


                              TENANT:

                              PEERLESS GROUP, INC.

                              By:
                                 -----------------------------------------------
                                  Steve Tomson, President

                              Address:
                                                --------------------------------
                                                --------------------------------
                                                --------------------------------
                              Telephone:
                                                --------------------------------
                              Fax:
                                                --------------------------------

     Executed by Landlord on __________, 1997.

                              LANDLORD:

                              DALLAS/FORT WORTH REAL ESTATE INVESTMENTS #1
                              LIMITED PARTNERSHIP, a Texas limited partnership
                              By:  Dallas/Fort Worth Real Estate
                                   Investments, Inc., a Delaware
                                   corporation


                              By:
                                 -------------------------------------
                                 Thomas A. Leiser, Executive Vice
                                 President
                                 Address:   2200 Ross Avenue, Suite 3700
                                            Dallas, Texas  75201
                                 Telephone: (214) 979-6300
                                 Fax: (214) 979-6355

                                  EXHIBIT A

                     [Description of Premises and Land]

                                   EXHIBIT B

     1.   PLANS.
          -----

          (a) OUTLINE SPECIFICATIONS. Attached as Exhibit B-1 are the ---------------------- ----------- preliminary site plans and outline specifications and elevations for the construction of the shell of the Building (the "SHELL BUILDING") which are -------------- hereby approved by Landlord and Tenant (the "OUTLINE SPECIFICATIONS"). ----------------------

          (b) SHELL PLANS. Landlord shall cause to be prepared all plans and ----------- specifications for the improvements depicted on the Outline Specifications, including, without limitation, working drawings, construction drawings, electrical, plumbing and mechanical drawings necessary to construct the Shell Building ("SHELL PLANS"). The Shell Plans shall be prepared in accordance ----------- with the Outline Specifications.

          (c) INTERIOR DRAWINGS. Landlord shall cause to be prepared (at ----------------- Tenant's cost as provided below) the "INTERIOR DRAWINGS" for the interior ----------------- improvements (the "INTERIOR IMPROVEMENTS") depicted on the Outline --------------------- Specifications to be constructed in the Shell Building, which shall include all construction drawings, plans, documents and mechanical, electrical, and plumbing drawings necessary to construct the Interior Improvements and shall be accompanied by an estimate of the cost of constructing the Interior Improvements. The Interior Drawings shall provide for Interior Improvements to be constructed in accordance with Landlord's standard finish specifications. The initial Interior Drawings shall be delivered to Tenant as soon as reasonably practicable after preparation of the Shell Plans. Tenant shall notify Landlord whether it approves of the submitted Interior Drawings within ten days after Landlord's submission thereof. If Tenant disapproves of such Interior Drawings, then Tenant shall notify Landlord thereof specifying in detail the reasons for such disapproval, in which case, Landlord shall correct the submitted Interior Drawings and deliver them to Tenant for its approval within ten days after Landlord receives Tenant's notice disapproving the submitted drawings. Tenant shall have five days to approve or disapprove any resubmitted Interior Drawings (provided that Tenant may not disapprove of any resubmitted Interior Drawings for any reason other than based on objections made to the Interior Drawings which were initially submitted to Tenant), and Landlord shall have five days to correct any such resubmitted Interior Drawings disapproved by Tenant. This process shall be repeated until the Interior Drawings have been finally approved. If Tenant fails to notify Landlord that it disapproves of the initial Interior Drawings within ten days or any resubmitted Interior Drawings within five days after the submission thereof, then Tenant shall be deemed to have approved the Interior Drawings.

          (d) CHANGES. After approval of the Interior Drawings, Landlord and ------- Tenant shall initial the plans in question. Tenant may from time to time make changes to the Shell Plans and the Interior Drawings by delivering written notice to Landlord, specifying in detail the requested change. If Tenant requests any changes to any submitted Shell Plans or submitted Interior Drawings that relate to matters other than changes necessary to conform such drawings to the Outline Specifications or requests any changes to the Shell Plans or approved Interior Drawings, then (1) such change shall require Landlord's approval, (2)Tenant shall pay all additional costs in designing and constructing the Improvements (defined below) as a result of any such changes before any such change will be made, and (3) all delays in designing and constructing the Improvements caused by such changes shall not delay the Commencement Date.

     2. CONSTRUCTION OF IMPROVEMENTS. Landlord shall diligently construct the ---------------------------- Shell Building and the Interior Improvements in accordance with the Shell Plans and the Interior Drawings in a good and workmanlike manner using materials specified in the Shell Plans and Interior Drawings and in compliance with Law. The Shell Building and Interior Improvements are collectively referred to as the "IMPROVEMENTS". Landlord assumes no liability for special, consequential, or ------------ incidental damages of any kind whatsoever in connection with the design or construction of the Improvements, AND MAKES NO REPRESENTATIONS, WARRANTIES, OR GUARANTIES REGARDING THE SAME, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF HABITABILITY, EXCEPT AS EXPRESSLY SET FORTH HEREIN. Landlord shall competitively bid the work for all Interior Improvements to at least three qualified contractors and shall let the contract to the contractor submitting the lowest qualified bid, unless otherwise approved by Tenant.

     3. SUBSTANTIAL COMPLETION. "SUBSTANTIAL COMPLETION" shall occur when ---------------------- ---------------------- the Improvements are
substantially completed as certified by the architect preparing the Shell Plans utilizing AIA document G704, Certificate of Substantial Completion, and Landlord has obtained all requisite governmental approvals relating to substantial completion such that Tenant may lawfully occupy the Building. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping, and mechanical adjustments remain to be completed by Landlord. When the Certificate of Substantial Completion is issued, Landlord and the architect shall prepare a punch list of incomplete, minor, detail items and Landlord shall use all reasonable efforts to complete such items within 30 days after the Certificate of Substantial Completion is issued, except as to such items that, by their nature, will take a longer period to complete as set forth in the punch list. If Substantial Completion has not occurred within 12 months after the Interior Drawings have been approved by Landlord and Tenant, plus the sum of the number of Force Majeure Delay Days (defined below) and the number of Tenant Delay Days (defined below) (the "TERMINATION DATE"), then Tenant may terminate this Lease ---------------- by delivering written notice thereof to Landlord (a "TERMINATION NOTICE") before ------------------ the earlier of (a) ten days after the Termination Date or (b) the date of Substantial Completion. "FORCE MAJEURE DELAY DAYS" means the number of days ------------------------ of delay for Substantial Completion caused by Force Majeure Events. "TENANT ------ DELAY DAYS" means the number of days of delay for Substantial Completion caused ---------- by (1) any acts of a Tenant Party, (2) changes requested by Tenant in the approved Shell Plans or approved Interior Drawings, or (3) any specifications by Tenant of materials or installations which are not readily available. If Substantial Completion is delayed because of Tenant Delay Days, then the Commencement Date shall not be extended, but rather shall start on the date on which Substantial Completion would have occurred but for such delay days. The termination right herein provided shall be Tenant's sole remedy for Landlord's failure to cause Substantial Completion to occur by the Termination Date.

     4.   ALLOCATION OF CONSTRUCTION COSTS.
          --------------------------------

          (a) Landlord shall design and construct the Shell Building; all costs incurred in connection therewith shall be at Landlord's expense, other than costs relating to the Interior Drawings. The costs relating to the Interior Drawings, and, except as provided in the preceding sentence, all other work required to design and construct the Improvements, including the costs of Tenant's signs (the "ADDITIONAL WORK") shall be performed at Tenant's expense. --------------- Tenant shall pay to Landlord an administration fee of 3% of the cost of the Additional Work. Landlord shall provide to Tenant an allowance (the "ALLOWANCE") of $21 per rentable square foot in the initial Premises. The --------- Allowance may be applied toward the following expenses (collectively, the "PERMITTED EXPENSES"), without duplication of costs: expenses for the Additional ------------------- Work and Moving Costs.
However, a minimum of $19.50 per rentable square foot must be applied towards improvements to the Premises. Upon approval of the Interior Drawings and selection of the contractor, Tenant shall pay to Landlord 100% of the amount by which the estimated cost of designing and constructing the Additional Work exceeds the Allowance. "MOVING COSTS" shall equal the actual, ------------ out-of-pocket costs incurred by Tenant in connection with moving to the Premises including, without limitation, new stationery and business cards and installation of furniture, fixtures and equipment. Any portion of the Allowance relating to Moving Costs shall be paid by Landlord as costs are incurred by Tenant upon submission of payment requests from Tenant and receipt by Landlord of satisfactory evidence of such costs, but in no event before the Commencement Date, Tenant's occupancy of the Premises, and Tenant's delivery to Landlord of any estoppel certificate requested by Landlord relating to the commencement of the Lease.

          (b) Tenant may at its option elect to increase the amount of the Allowance by up to $3.00 per rentable square foot in the initial Premises for Interior Improvements by delivering written notice thereof to Landlord before Substantial Completion; however, Tenant may not elect to increase the amount of the Allowance in excess of the Permitted Expenses minus the Moving Costs. If Tenant exercises such option, the parties shall execute an amendment to this Lease increasing the monthly Base Rent by the amount of each monthly payment that would be due on a hypothetical loan whose interest rate is 11% per annum, whose principal balance equals the amount of the increase in the Allowance, which is payable in 179 equal monthly installments of principal and interest.

          (c) If the entire Allowance exceeds the Permitted Expenses, such excess (the "EXCESS ALLOWANCE") may be applied by Tenant to offset its ---------------- obligation to pay Base Rent as follows: the Excess Allowance shall be divided by the remaining months in the initial Term, and Base Rent for each such remaining month during the initial Term shall be reduced by such amount so long as no Event of Default has occurred. If at any time an Event of Default occurs, Tenant's right to such offset shall terminate and Base Rent shall be due and payable as originally provided without respect to such offset.

     5. EARLY ENTRY BY TENANT. Tenant may enter the Shell Building before the --------------------- Commencement Date with Landlord's prior consent (which shall not be unreasonably withheld) to perform work therein, provided that (a) Landlord is given prior written notice of any such entry, (b) such entry shall be coordinated with Landlord and shall not interfere with Landlord's work, (c) Tenant shall deliver to Landlord evidence that the insurance required under Section 9 of this Lease has been obtained, and (d) Tenant shall pay all utility charges reasonably allocable to Tenant by Landlord in connection with such early entry. Any such entry shall be on the terms of this Lease, but no rent shall accrue in respect of Base Rent or Operating Expenses during the period that Tenant so enters the Premises. Tenant shall conduct its activities therein so as not to interfere with Landlord's construction activities, and shall do so at its risk and expense. If, in Landlord's judgment, Tenant's activities therein interfere with Landlord's construction activities, Landlord may terminate Tenant's right to enter the Premises before the Commencement Date.

     6.   EXPANSION.
          ---------

          (a) EXERCISE OF OPTION. Provided that (1) no Event of Default then ------------------ exists, (2) there has been no material adverse change in Tenant's financial condition, comparing the time the Lease is executed and the time that Tenant exercises the expansion option, (3) Tenant is not in default (beyond any applicable cure or grace periods) under its covenants with its then current lenders, if any (which defaults have not been waived in writing by such lenders), Tenant may elect to expand the Premises by approximately 47,200 square feet (with approximately 15,200 square feet on the second floor) (the "EXPANSION --------- SPACE") by delivering to Landlord written notice thereof (the "EXPANSION -------------- NOTICE") and (4) the Expansion Space can be constructed in accordance with Law. ------ This expansion right must be exercised by Tenant by delivering to Landlord an Expansion Notice after six months after Substantial Completion but before the fourth anniversary date of Substantial Completion. Tenant's rights hereunder shall terminate if Tenant fails to timely deliver such notice.

          (b) EXPANSION SPACE LEASE. After Tenant has delivered the Expansion --------------------- Notice as provided above, Tenant and Landlord shall execute a new lease for the Expansion Space in question (an "EXPANSION SPACE LEASE") on substantially the --------------------- same terms and conditions as this Lease, but with a term coterminous with the Term, including any extensions thereof (beginning on substantial completion of the Expansion Space as provided in Section 6(d)) and an annual base rent rate equal to (1) in the case of the first year of Expansion Space Lease term, an amount equal to (A) the Total Expansion Costs (defined below), times (B) the sum of (i) a mortgage constant rate equal to the Twelve-Year Mortgage Money Rate (defined below) at the time in question, and (ii) 250 basis points, plus (C) $0.10 per rentable square foot in the Expansion Space (for a structural reserve); and
(2) in the case of each of the remaining years of the Expansion Space Lease term, 103% of the annual base rent rate for the preceding Lease Year. For example, if the Twelve-Year Mortgage Money Rate is 7.5% and the Total Expansion Costs for the Expansion Space are $4,389,000, then the annual base rent for such Expansion Space during the first year of the Expansion Space Lease term for such Expansion Space would be $443,620 (calculated as follows:
[$4,389,000 x .10 = $438,900] + [$0.10 x 47,200=$4,720], and $456,928.60 for
the second year of the Expansion Space Lease term, increasing by 3% each year thereafter. The term "TWELVE-YEAR MORTGAGE MONEY RATE" shall mean the ------------------------------- mortgage constant (i.e., the amount of annual debt service, expressed as a percentage of the loan amount, that is necessary to pay interest and the entire principal over the amortization period) at the time such determination is being made associated with mortgage loans made available by the following institutional lenders for permanent loans for properties similar to the Premises, with an amortization schedule of 25 years and a maturity date of no less than twelve years: Metropolitan Life Insurance Company; Prudential Life Insurance Company; and The Principal Financial Group. If, however, any of such institutional lenders are not providing permanent financing for properties similar to the Premises, then Landlord may substitute another institutional lender therefor. Tenant may select the day on which the mortgage constant shall be determined within 30 days after Landlord notifies Tenant that the selection should be made (the "SELECTION PERIOD"). Within five ---------------- days after the end of the Selection Period, Tenant shall notify Landlord of Tenant's selected day. If Tenant does not notify Landlord as provided in the preceding sentence, then the mortgage constant shall be determined as of the day on which Landlord receives the Expansion Notice. "LEASE YEAR" means the 12-month ---------- period commencing on the commencement date of the Expansion Space Lease and each 12-month period thereafter during the term of the Expansion Space Lease.

          (c) EXPANSION SPACE IMPROVEMENTS. Within 30 days after the Expansion ---------------------------- Space Lease is executed, Landlord will prepare and submit to Tenant for its review preliminary plans and outline specifications (the "EXPANSION OUTLINE ----------------- SPECIFICATIONS") for the construction of the shell of the Expansion Space (the -------------- "EXPANSION SHELL") and the interior improvements of the Expansion Space (the ---------------- "EXPANSION INTERIOR") (which must be acceptable to Landlord and Tenant and ------------------- provide for improvements that can be constructed for a Total Expansion Cost of not more than $100 per square foot, unless Tenant agrees in writing to pay the total Expansion Cost in excess of such amount). Tenant shall notify Landlord whether it approves of the submitted Expansion Outline Specifications within 14 days after Landlord's submission thereof. If Tenant disapproves of such Expansion Outline Specifications, then Tenant shall notify Landlord thereof specifying in detail the reasons for such disapproval, in which case Landlord shall amend the submitted Expansion Outline Specifications and deliver them to Tenant for its approval within ten days after receiving Tenant's notice disapproving the submitted Expansion Outline Specifications. This process shall be repeated until the Expansion Outline Specifications have been finally approved. Within 15 days after Landlord and Tenant have approved the Expansion Outline Specifications, Landlord shall submit to Tenant a written preliminary estimate of the Total Expansion Costs (which shall be based in part upon the lowest qualified estimates of at least four contractors' written preliminary estimates of the cost of constructing the Expansion Space in accordance with the Expansion Outline Specifications solicited by Landlord). Tenant shall either approve or disapprove of such preliminary estimate within ten days after Tenant's receipt thereof. If Tenant disapproves the estimate, then Tenant shall notify Landlord of the reasons for such disapproval, in which case Landlord shall attempt to address Tenant's reasons for disapproval and resubmit the preliminary estimate to Tenant within ten days after Landlord's receipt of Tenant's disapproval. This process shall be repeated until Tenant has approved the preliminary estimate. Upon receipt of Tenant's approval of the preliminary estimate, Landlord shall proceed to prepare detailed plans and specifications for the Expansion Space (the "EXPANSION PLANS AND SPECIFICATIONS"), including, ---------------------------------- without limitation, working drawings, construction drawings, electrical, plumbing and mechanical drawings necessary to construct the Expansion Shell and the Expansion Interior. After Landlord and Tenant have approved the Expansion Plans and Specifications, if Landlord believes that the actual cost to complete the Expansion Space exceeds the preliminary estimates by more than 10%, Landlord shall submit to Tenant Landlord's written estimate of the cost of constructing such improvements in accordance with the completed Expansion Plans and Specifications. Upon receipt of Tenant's approval of any such revised estimate, Landlord shall construct the improvements depicted thereon in the same manner as provided in this Exhibit. "TOTAL EXPANSION COSTS" shall mean all soft and hard --------------------- costs incurred in connection with the design and construction of the improvements for the Expansion Space in question, including, without limitation, all architecture, engineering, contractors, market leasing (not to exceed 6.75% of the anticipated base rent due for the Expansion Space for the full term of the lease thereof), development fees (not to exceed 3% of total construction costs), brokerage and legal fees and expenses (however, Total Expansion Costs shall not include any brokerage commissions other than the market leasing fee described above), any interest expense, tax and insurance payments incurred during such construction process, and any loan or mortgage fees, and any other costs, fees or expenses incurred with the construction of the Expansion Space.

          (d) EXPANSION SPACE TARGET DATE. The "EXPANSION SPACE TARGET DATE" --------------------------- --------------------------- for substantial completion of the Expansion Space and commencement of the Expansion Space Lease is 8 months after the Expansion Plans and Specifications have been approved by Landlord and Tenant. If the actual date of substantial completion of the Expansion Space is delayed beyond the Expansion Space Target Date because of events beyond Landlord's reasonable control, including weather conditions more extreme than those normally encountered in the area and Force Majeure Events, then Landlord shall have no liability therefor and the date for substantial completion of the Expansion Space shall be extended by the period of any such delay. If substantial completion of the Expansion Space is delayed because of (1) any acts of a Tenant Party, or (2) changes in the approved Expansion Outline or Specifications or Expansion Plans and Specifications, then the commencement date for the Expansion Space shall not be extended, but rather shall start on the date on which it would have occurred but for such event. The Expansion Space Lease shall remain in full effect notwithstanding any such delay in substantial completion.

          (e) COMMISSIONS. Upon consummation of the Expansion Space Lease, ------------ Landlord shall pay a commission of 2.25% of the total annual base rent thereunder to Trammell Crow Dallas Industrial, Ltd. and a commission of 4.5% of the total annual base rent thereunder to Cushman and Wakefield of Texas, Inc. (unless Tenant designates another broker in writing in the Expansion Notice). In addition, in consideration of the performance of certain services relating to the development of the Building and the Expansion Space and the negotiation and execution of this Lease, Landlord hereby appoints Trammell Crow Dallas Industrial, Ltd. as its exclusive developer for the Expansion Space and agrees to pay to Trammell Crow Dallas Industrial, Ltd. 3% of the total construction costs for the Expansion Space as a development fee upon substantial completion of the Expansion Space. The obligations of the Landlord hereunder shall run with the Land and be binding upon any future owners of the Land or the Building.

                                   EXHIBIT C
                                   ---------

                               EXTENSION OPTIONS

     1. OPTION. Provided no Event of Default exists and Tenant or its ------ Permitted Transferees are occupying the entire Premises when Tenant delivers such notice, Tenant may renew this Lease as to all of the then-leased Premises for two additional period of five years each on the same terms provided in this Lease (except as set forth below). On or before the commencement date of the extended Term in question, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

          (a) The Base Rent payable for each month during the extended Term in question shall be the Fair Market Rental Rate determined in accordance with paragraph 2 below;

          (b) Tenant shall have no further renewal options unless expressly granted by Landlord in writing (other than those that have not been exercised hereunder); and

          (c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements. Tenant's rights under this Exhibit shall terminate if (1) this Lease expires or is cancelled or, because of an Event of Default, this Lease or Tenant's right to possession of the Premises is terminated, or
(2) Tenant fails timely to exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof. Tenant's rights under this Exhibit are personal to Tenant and may only be exercised by Tenant or a Permitted Transferee which is occupying the entire Premises at the time the option provided herein is exercised.

     2. EXERCISE OF OPTION. Tenant shall elect whether to extend the Term by ------------------ delivering to Landlord written notice thereof (the "ELECTION NOTICE") not --------------- sooner than 12 nor later than 10 months before the expiration of the Term. If Tenant fails to deliver the Election Notice at least 10 months before the end of the Term, Tenant's rights under this Exhibit shall terminate; time being of the essence with respect to such delivery. Within 30 days after Landlord receives the Election Notice, Landlord shall deliver to Tenant its assessment of the Fair Market Rental Rate ("LANDLORD'S ASSESSMENT"). If Tenant disagrees with --------------------- Landlord's Assessment, it shall deliver to Landlord written notice thereof (an "OBJECTION NOTICE") within 15 days after Landlord delivers to Tenant Landlord's ---------------- Assessment; otherwise, Landlord's Assessment shall be the Base Rent for the extended Term. If Tenant timely delivers an Objection Notice, Landlord and Tenant shall meet to attempt to determine the prevailing rental rate for the extended Term. If Tenant and Landlord are unable to agree on such prevailing rental rate within 15 days after Tenant delivers to Landlord the Objection Notice, Landlord and Tenant shall jointly appoint an independent real estate appraiser with at least five-years' commercial real estate experience in the vicinity of the Premises and submit to the appraiser its assessment of the prevailing rental rate for the extended Term, together with the data used to support such assessment. Within 20 days after its selection, the appraiser shall select the assessment closest to his determination of the Fair Market Rental Rate for the extended Term, which assessment shall be the Base Rent for the extended Term. Landlord and Tenant shall share equally the cost of the appraiser. Tenant shall have the right to rescind its election to extend the Term by delivering written notice to Landlord within 10 days after the Fair Market Rental Rate has been established, in which case Tenant shall pay the cost of the appraiser and reimburse Landlord for all reasonable costs incurred by Landlord prior to the date Tenant delivers such rescission notice in connection with the exercise of such option. Such reimbursement shall be due within 30 days after Landlord delivers to Tenant an invoice therefor. The term "FAIR MARKET ----------- RENTAL RATE" shall mean the market rental rate for the time period such ----------- determination is being made for office space in comparable office buildings in the vicinity of the Building of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, length of term, credit standing of Tenant, market concessions and other factors.